Exhibit 99.1

(1)         This Form 4 is being filed to report the redemption by ClearBridge American Energy MLP Fund Inc., a closed-end management investment company registered under the Investment Company Act of 1940 (the “Issuer”), of the Issuer’s senior secured notes (the “Notes”) pursuant to the following transactions:

On February 16, 2016, $1,526,350 principal amount of Notes was redeemed from Athene Annuity & Life Assurance Company (“Athene Annuity”) and $4,877,280 principal amount of Notes was redeemed from Athene Annuity and Life Company, formerly known as Aviva Life and Annuity Company (“AAIA”), for an aggregate redemption amount of $6,403,630 principal amount of Notes.

On February 23, 2016, $1,264,690 principal amount of Notes was redeemed from Athene Annuity and $4,041,175 principal amount of Notes was redeemed from AAIA for an aggregate redemption amount of $5,305,865 principal amount of Notes.

On February 24, 2016, $479,710 principal amount of Notes was redeemed from Athene Annuity and $1,532,859 principal amount of Notes was redeemed from AAIA for an aggregate redemption amount of $2,012,569 principal amount of Notes.

In each case, the Notes were redeemed at a purchase price equal to 102% of the respective principal amounts.  Following the reported transactions, Athene Annuity was the holder of record of $6,759,552 principal amount of the Notes and AAIA was the holder of record of $21,599,381 principal amount of the Notes.

Athene Annuity is the sole shareholder of AAIA.  Athene USA Corporation (“AUSA”) is the sole shareholder of Athene Annuity, and Athene Holding Ltd. (“Athene Holding”) is the sole shareholder of AUSA.

Athene Annuity disclaims beneficial ownership of the Notes held of record by AAIA, AAIA disclaims beneficial ownership of the Notes held of record by Athene Annuity, and each of Athene Holding and AUSA disclaims beneficial ownership of the Notes held of record by Athene Annuity or AAIA, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such person or entity is the beneficial owner of, or has any pecuniary interest in, such securities for purposes of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of Athene Annuity, AAIA and AUSA is 7700 Mills Civic Parkway, West Des Moines, Iowa 50266.  The address of Athene Holding is 96 Pitts Bay Road, Pembroke, Bermuda HM08.